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                                                                   Exhibit 10.15

                            [MicroIslet letterhead]

                                                                   June 23, 2000

Hartoun Hartounian, Ph.D.
4264 Corte Favor
San Diego
California 92130


Dear Haro;

MicroIslet Inc. (the "Company", located at PO BOX 8031, La Jolla CA 92038) is pleased to offer you a position as President and Chief Operating Officer ("COO") of the Company commencing on August 1, 2000. In this position, you will report to the Chief Executive Officer, and will assume the roles and responsibilities customary of a COO. Your initial responsibility will be to work with me in developing the business plan and assisting with raising the additional capital to start the commercialization of the technology. Also, any technical assistance relevant to enhancement of the Duke approach will be expected from you. Once we have sufficient resources you will have responsibility for recruiting the necessary team required to bring the technology through the FDA approval process.

1. COMPENSATION & BENEFITS
1.1 SALARY
Your compensation package includes a monthly salary (the "Salary") of Twelve Thousand Dollars (US$12,000.00) payable in accordance with normal payroll policies of the Company. Once the company has received additional working capital your salary shall increase to of Fourteen Thousand Dollars (US$14,000.00). You shall receive a Six Thousand Dollar signing bonus. There will be an annual performance review that if Company business performance permits and subject to approval by the Board of Directors, will incorporate a merit increase in Salary based on mutually acceptable performance objectives.

1.2 STOCK OPTIONS
In addition, at time of acceptance of the terms and conditions outlined in this Contract, the Company shall grant to you, pursuant to the Company's Employee Stock Option Plan, incentive stock options (the "Options") totaling an aggregate quantity of 340,000 shares, post Five to One stock split, of the common stock of the Company. The exercise price for these options shall be the fair market value of the underlying common stock at the time of issuance. These options will vest, in equal increments, monthly over a thirty-six month period commencing on the date of hire. In the event of a Change of Control of the

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Company the vesting of the shares of common stock of the Company underlying the
Options shall accelerate such that the Options are fully vested and immediately exercisable for the period of time remaining under each such Option.

1.3 BONUS
You will be eligible for a discretionary annual cash bonus within a Company cash bonus plan (should the CEO and Board of Directors agree that the Company's business performance warrants such a distribution).

1.4 BENEFITS
You will be eligible to participate in any benefit plan, offered to Officers of the Company pursuant to the terms and conditions of such plans, including:

o    Medical, dental, and vision insurance for you and your family.
o Paid sick leave and a standard paid vacation schedule ("Paid Time Off" or "PTO"). You will accrue no less than twenty-five days of PTO per year.

2. TERMINATION
2.1 WITHOUT CAUSE
If, within the first twelve (12) months of your employment by the Company (or its successor following a Change of Control), your employment is involuntarily terminated without Cause (or if you voluntarily terminate your employment for Good Reason), then upon your furnishing to the Company an executed waiver and release of claims you will be entitled to the following:
o The Company shall pay to you, in addition to earned compensation, unused PTO and reimbursable expenses through the date of termination, an amount equal to three months base Salary and three months of medical, dental, and vision insurance for you and your family (the "Severance").
o You will be provided three months within which you may exercise that portion of your Options that are vested at the date of termination. All remaining Options will be terminated and there will be no further vesting, unless the Board of Director approves to extend the vesting in consideration for any consultation services provided by you. In the event of a Change of Control, you agree that the Company can elect to immediately purchase your Options at the recognized market value of the shares.
o In the event that you elect continued health coverage under COBRA, the Company will reimburse you for the same portion of your COBRA health insurance premium that it paid during your employment up until the earlier of either (a) twelve (12) months from the date of termination, or (b) the date on which you begin full-time employment with another company or business entity. You will be responsible for the same portion of the COBRA health insurance premium that is commensurate with the portion of the health insurance premium that you paid during your employment with the Company.

2.2. FOR CAUSE
In the event that you are terminated for Cause, Salary and Benefits will cease immediately. The Options shall terminate and expire immediately and you shall not exercise any portion of the Options.


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2.3 VOLUNTARY TERMINATION
In the event that you voluntarily leave the employment of the Company, you agree to provide the Company with 30 days advance written notice. The vesting of the shares of common stock of the Company underlying the Options will cease on the last day of your employment. You will be able to exercise the vested portion of the Options for a period not to exceed three (3) months following the last date of employment with the Company but in any event no later than the Option Expiration Date.

2.4 DEATH OR DISABILITY
The Company will maintain travel and/or life insurance that cover death or disability on Company business, and will include you under its protection. In the event that your employment terminates due to death or disability, the vesting of the shares of common stock of the Company underlying the Options will cease and you or your Estate will be able to exercise the vested portion of the Options for a period not to exceed six (6) months following the last date of employment with the Company. In the event of a Change of Control, you and your Estate agree that the Company can elect to immediately exercise your Options at the recognized market value of the shares.

3. PARACHUTE PAYMENTS
If any Benefit received or to be received by you pursuant to this Agreement would constitute a "parachute payment" within the meaning of Section 280G of the Code and but for this paragraph, be subject to the Excise Tax, then such Benefit shall be reduced to the extent necessary so that no portion of the Benefit would be subject to the Excise Tax, as determined in good faith by the Company; provided, however, that if, in the absence of any such reduction (or after such reduction), you believe that the Benefit or any portion thereof (as reduced, if applicable) would be subject to the Excise Tax, the Benefit shall be reduced (or further reduced) to the extent determined by you in your discretion so that the Excise Tax would not apply. If, notwithstanding any such reduction (or in the absence of such reduction), the Internal Revenue Service determines that you are liable for the Excise Tax as a result of the Benefit, than you shall be obligated to return to the Company, within thirty days (30) of such determination by the Internal Revenue Service, a portion of the Benefit sufficient such that none of the Benefit retained by you constitutes a "parachute payment" within the meaning of Code Section 280G that is subject to the Excise Tax.

4. INDEMNIFICATION
The Company will maintain its Directors and Officers (D&O) insurance, and will include you under its protection.

5. ARBITRATION
By signing and accepting the terms of this offer letter, you understand and agree that your employment with the Company is at will and that subject to the provisions of this offer letter, either you or the Company can terminate the employment relationship at any time, for any reason, either with or without cause. You also understand and agree that any dispute arising out of or relating to this offer letter or to your employment by the Company shall be submitted to arbitration in San Diego County, California, before a sole


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arbitrator (the "Arbitrator") selected from the American Arbitration Association
("AAA"), and shall be conducted in accordance with the AAA's Labor Arbitration Rules (including the Expedited Labor Arbitration Procedures) and the provisions of California Code of Civil Procedure Section 1280 et seq. as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include permanent injunctive relief or specific performance or both, and the Arbitrator is hereby empowered to award such relief. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. You and the Company understand and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this offer letter.

5. CONFIDENTIALITY
You further understand and agree that you will be required to sign the Company's Trade Secret and Confidentiality Agreement, and the Company's Non-Solicitation Agreement.

6. ENTIRE AGREEMENT AND AMENDMENTS.
This offer letter and the Company's Trade Secret and Confidentiality Agreement and Non-Solicitation Agreement constitute the entire agreement between you and the Company pertaining to the subject matter contained therein and supersede all prior agreements, representations, and understandings of the parties. No agreement between you and the Company, nor any modification or amendment, shall be valid unless in writing and signed by you and the Company.

Haro, MicroIslet Inc. looks forward to working with you and having you join the team. If the foregoing is acceptable to you, please sign and return the letter to me at the Company.

Very truly yours,

Accepted By:

/s/ John F. Steel IV
------------------------------------
John F. Steel IV
Chairman and Chief Executive Officer


Accepted By: /s/ Hartoun Hartounian                  Date: 8/1/2000
             --------------------------                    ---------------------
Hartoun Hartounian


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DEFINITIONS

For the purposes of this Agreement, the following terms will have meanings set forth below:

o "Salary" means your annual paid salary in consideration for your service dining the last twelve (12) months, or if twelve (12) months have not yet been completed, then your last paycheck, annualized.

o "Cause" means the termination of your employment by the Company for the following, as determined by a majority vote of the Executive Committee:
     (a) The habitual or willful neglect of your duties or breach of your employment terms or fiduciary duties to the Company that, if capable of being cured, remains uncured within thirty (30) days of written. notice of such neglect or breach from the Executive committee.
     (b) An intentional or grossly negligent act by you (other than acts specifically directed by the Board of Directors or Executive Committee) taken in bad faith that is materially detrimental to or may reasonably cause damage or harm the Company or any of its employees;
     (c) A willful failure or refusal to perform your duties that remains uncured by you within thirty (30) days of written notice of such failure or refusal from the Executive Committee; or
     (d) If you are convicted or plead guilty or no contest to theft, fraud, embezzlement or a felony in a court administered in the United States of America.

o    "Good Reason" means:

     (a)  A material reduction in your Salary without your written consent; or
     (b) A material reduction in your responsibilities, duties, position, or authority at the Company; or
     (c)  The Company asking you to perform any act which is illegal; or
     (d) A breach by the Company or any successor to the Company of any material provisions to this offer letter that remains uncured within thirty (30) days of written notice from you of such neglect or breach.

o "Change in Control" of the Company will be deemed to have occurred if and when:
     (a) A sale, lease or transfer of all, or substantially all, of the stock or assets of the Company in a single transaction or series of related transactions; or
     (b) Consummation of any consolidation or merger of the Company into, or with, another unrelated third party entity, in which the Company is not the surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or
     (c) The business (or businesses) of the Company for which your services are principally performed are disposed of by the Company pursuant to a partial or complete liquidation of the Company.

          In no event shall a Change in Control be deemed to have occur upon a public offering of the Company's Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended.

o    "Excise Tax" means the excise tax imposed by Section 4999 of the Code.